EX 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-139749) of AT&T Inc. of our report dated June 26, 2008 relating to the Statement of Net Assets Available for Benefits of the BellSouth Savings and Security Plan as of December 31, 2007.

/s/ McConnell & Jones LLP

Houston, Texas
June 22, 2009